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For Immediate Release                   Contact:  Jim Abrams  (314) 342-6343





SALES INCREASE 10.1% FOR THE MONTH OF JULY
FOR THE MAY DEPARTMENT STORES COMPANY


     ST. LOUIS, August 3, 1995 -- The May Department Stores Company today reported preliminary sales of $801.4 million for the four-week period ended July 29, a 10.1% increase over $727.8 million in the similar fiscal period last year.
     Sales for the first six months of fiscal 1995 were $5.56 billion, up 8.1% from sales of $5.15 billion during the same period a year ago.
     Department store sales for the month of July totaled $635.1 million, up 8.1% or $47.7 million over last year. Sales for Payless ShoeSource were $166.3 million, an increase of 18.4% or $25.9 million over last year's similar period.
     Sales were as follows:

                                  JULY SALES (Millions)

                     Fiscal    Fiscal    Percent   Store-for-Store*
                      1995      1994     Increase      Increase
Department stores  $  635.1  $  587.4      8.1%          5.0%
Payless ShoeSource    166.3     140.4     18.4           3.0
   TOTAL           $  801.4  $  727.8     10.1%          4.6%

                                  YEAR-TO-DATE SALES (Millions)

                     Fiscal    Fiscal    Percent   Store-for-Store*
                      1995      1994     Increase     Inc/(Dec)
Department stores  $4,371.2  $4,084.2      7.0%          3.7%
Payless ShoeSource  1,192.2   1,061.2     12.3          (3.0)
   TOTAL           $5,563.4  $5,145.4      8.1%          2.3%

* Store-for-store sales represent sales of those stores open during both years.

     Sales have been restated to exclude the sales of stores that have been closed and not replaced. Year-to-date revenues, including sales of nonreplaced closed stores and finance charge revenue, were $5.74 billion in 1995 and $5.33 billion in 1994.
     On August 1, May opened a new Hecht's department store at Crabtree Valley Mall in Raleigh, N.C. Year-to-date, May has opened three of the 23 department stores scheduled to open in 1995. During July, May opened three net new Payless ShoeSource stores for a total of 151 year-to-date, and 11 Payless Kids expansion stores for a total of 102 year-to-date.
     The May Department Stores Company operates 315 department stores and 4,586 Payless ShoeSource stores.
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